                           ASSET PURCHASE AGREEMENT
                           ------------------------


     This ASSET PURCHASE AGREEMENT (the "Agreement") dated as of September
12, 1996, is made and entered into by and between Patterson Dental Company, a Minnesota corporation having its principal offices at 1031 Mendota Heights Road, St. Paul, Minnesota 55120 ("Buyer"), and Deluxe Corporation, a Minnesota corporation having its principal offices at 3680 Victoria Street North, St. Paul, Minnesota 55126-2966 ("Seller").

     WHEREAS, Seller, through Colwell, one of its operating divisions ("Colwell"), is engaged in the production and marketing of stationery and office supply products to health care professionals; and

     WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, on the terms and subject to the conditions set forth in this Agreement, the assets and certain liabilities of Seller to the extent such assets and liabilities are recorded on Seller's books and records as assets or liabilities relating to Colwell.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, Buyer and Seller hereby agree as follows:

                                   ARTICLE I

                 TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES
                 ---------------------------------------------

     1.01 Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations and warranties contained herein, Seller shall, at the "Closing" (as hereinafter defined), sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest, as of the "Closing Date" (as hereinafter defined), in and to all of the following assets of the Seller used in connection with the business of Colwell, including assets recorded on the Seller's books and records as assets of Colwell (collectively, except for the excluded assets set forth in Section 1.02 hereof, the "Assets"):

     (a) All manufacturing, production, maintenance, packaging, testing and other machinery, equipment (including all computer equipment and related peripherals), tools, dies, molds, furniture, fixtures, office equipment and supplies and other tangible personal property (together with all spare and maintenance parts), including all interests in operating software, application software, development and debugging tools, development environments and quality assurance equipment and testing suites, including without limitation, those items listed on Schedule A hereto (except for those items listed on Schedule A that have been sold in the ordinary course of Colwell's business);

     (b) All inventory (whether located on the premises owned or leased by Seller, in transit to or from such premises, in other storage or warehouse facilities or otherwise), raw materials, raw data, processed data, components, work-in-progress, finished goods, packaging materials and supplies, including without limitation, those items listed on Schedule B hereto (except for those items listed on Schedule B that have been sold in the ordinary course of Colwell's business);

     (c) All claims and rights under all agreements, contracts, contract rights, sales invoices, licenses, purchase and sale orders, quotations, and other executory commitments, including without limitation, the items listed on Schedule C hereto;

     (d) All rights and incidents of interest in and to all personal property leases, including without limitation, those personal property leases listed on Schedule D hereto, and all real property listed on Schedule E hereto, and all of Seller's interest in all of the structures, fixtures and improvements listed on Schedule E hereto;

     (e) All franchises, licenses, permits, consents, authorizations, certificates and approvals of any federal, state or local regulatory, administration or other governmental agency or body issued to or held by Seller, which are necessary, related or incidental to the business of Colwell including without limitation those listed on Schedule G hereto;

     (f) All inventions, trade secrets, formulae, process engineering, technical data, art works, schematic drawings, secret processes, engineering drawings, proprietary rights, proprietary knowledge, proprietary processes, know-how, computer software and programming know-how (including source code, object code, on-line files, documentation, testing materials, reports, etc.), product plans, product designs, information on product costs, product prices, product names, finances, business opportunities, research and development, software development tools, marks, trademarks, names (including without limitation the marks, trademarks and names described in Section 1.01(p)), symbols, service marks, trade names, logos, slogans, copyrights, patents and other industrial and intellectual property rights and all applications therefor, registrations thereof and licenses in respect thereof necessary to or used in the design, use, distribution, manufacture, sale, leasing, installation, servicing or maintaining of Colwell's products or otherwise used in the conduct of its business, including all software and databases including without limitation the software listed on Schedule 4.14 and hardware listed on Schedule A.

     (g) All originals or complete copies of all financial records and customer and supplier lists and files, including addresses, drawings, files, sales literature, sales order log books, customer files, papers, personnel files, "bug" or error documentation and all other books and records related to Colwell's business;

     (h) All rights, if any, under express or implied warranties from suppliers and vendors which are transferable without the payment of any transfer fee:

     (i) All causes of action, judgments and claims or demands of whatever kind or description against third parties related to Colwell;

     (j) All goodwill associated with Colwell's business;

     (k)  [Omitted];

     (l) All proprietary information and inventions agreements, or any agreement similar in nature thereto, with all past and present employees of, consultants to or contractors for Colwell;

     (m) All marketing plans and materials, training materials, office, technical and reference manuals and guides, developer's notes and similar items;

     (n)  [Omitted];

     (o) All other assets, properties, interest in properties and rights owned by the Seller that are (i) reflected in the "Balance Sheet" (as hereinafter defined) (or not so reflected as a result of being fully amortized, depreciated or expensed as of the "Balance Sheet Date" (as hereinafter defined)) or in the "Financial Records"; and (ii) acquired after the Balance Sheet Date;

     (p) The name and trademark "Colwell" or any combination of words in which such name appears or any rights associated with such name or any right to use such name in all jurisdictions in which Colwell either currently uses any such name or has any right to use any such name;

     (q) All accounts receivable arising out of the sale of Colwell's inventory or the performance of services by Colwell prior to the Closing Date;

     (r) All rights in and to any motor vehicles owned or leased by Colwell; and

     (s) Any prepaid expenses related to Colwell's business.

     1.02 Excluded Assets. Notwithstanding the terms of Section 1.01, the following assets shall be retained by Seller and shall not be sold, transferred or assigned to Buyer:

     (a) All bank accounts of Colwell, including all cash on deposit in such accounts as of the Closing Date;

     (b) All former corporate certificates of authority, corporate minute books and corporate stock records or registers of Colwell;

     (c) Any right to use the name or mark "Deluxe;"

     (d) All equipment located at the Seller's regional lithography centers that is used to print skeleton forms on Colwell stationery;

     (e) All desks, chairs, filing cabinets and partitions and the color copier located at the Seller's Shoreview, Minnesota office that are used by Colwell employees who perform accounting, accounts receivable, accounts payable, payroll, credit and general ledger or advertising duties;

     (f) All artwork, including monograms and cuts, utilized by Seller's check and forms divisions; and

     (g) All software used by Colwell employees which has no application to the operations of Colwell other than in connection with interactions between Colwell and other divisions of Seller.

     1.03 Assumption of Liabilities. Buyer shall assume, pay, perform in accordance with their terms or otherwise satisfy as of and after the Closing
Date: (a) Seller's liabilities under the Contracts listed on Schedule C; (b) Seller's obligations under the personal property leases listed on Schedule D; and (c) $1,500,000 less the Accrued Vacation Adjustment of the following liabilities: (i) accrued profit sharing for those persons who are employed by Colwell immediately preceding the Closing Date and who are hired by the Buyer (the "Hired Employees"); (ii) accrued real estate taxes; and (iii) Colwell's accounts payable, as selected by Buyer from the accounts payable report showing Colwell's accounts payable by payee, amount and due date as of the Closing Date (the "A/P Report"), which shall be provided by the Seller at the Closing (the selected accounts payable are referred to herein as the "Assumed Liabilities"). Buyer and Seller shall execute a certificate at the Closing which identifies each of the Assumed Liabilities (the "Assumption Certificate"). The Accrued Vacation Adjustment shall be equal to one-half of the cash amount paid by Seller for accrued vacation to Hired Employees.

     1.04 Excluded Liabilities.  Other than as specifically set forth above in
Section 1.03, Seller shall retain, and Buyer shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any liabilities, obligations or undertakings of Seller of any nature whatsoever, whether absolute, fixed or contingent, known or unknown due or to become due, unliquidated or otherwise which accrued prior to the Closing Date. Notwithstanding the execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby, Seller shall be responsible for and shall indemnify Buyer against all of the liabilities, obligations and undertakings of the Seller not assumed by Buyer pursuant to Section 1.03 hereof.

     1.05 License of Certain Property. Seller hereby grants to Buyer a royalty-free, irrevocable, world-wide, perpetual and nonassignable license in and to (i) all artwork in existence on or before the Closing Date, including monograms and cuts, utilized by Seller in connection with the Colwell business; and (ii) all intellectual property of Seller related to the Halm jet presses, including without limitation, matters as to automation (servo controlled plate cylinder, program on and off of all cylinders and feeder, batch and waste separator), matters as to enhancement (plate lock up, skew adjust feeder, plate cylinder single position entry and locking mechanism, spray predamper), and matters as to addition (rotary placer with 4000 envelopes capacity). Notwithstanding the foregoing, the Buyer may transfer the licenses granted to it hereunder to any person or entity to whom it transfers all or substantially all of the assets associated with the Colwell business as it is conducted by the Buyer.

                                  ARTICLE II

                                PURCHASE PRICE
                                --------------

     2.01 Amount. The total purchase price (the "Purchase Price") for the Assets shall be (a) $60,000,000 (the "Cash Purchase Price"), plus (b) the assumption by Buyer of the liabilities in Section 1.03 on the Closing Date.

     2.02 Manner and Timing of Payment. On the Closing Date, (a) if the Seller has, by that date, satisfied its obligation under Section 11.03, the Buyer shall pay to the Seller the Cash Purchase Price, or (b) if the Seller has not, by that date, satisfied its obligations under Section 11.03, the Buyer shall pay to the Seller $55,000,000, and the Buyer shall pay the remainder of the Cash Purchase Price, plus interest thereon at the rate equal to the daily rate of the Provident Institutional Fund, TempFund, from the Closing Date to the date of payment of the remainder of the Cash Purchase Price, to Seller immediately upon the timely completion by the Seller of its obligation under Section 11.03 hereof, time being of the essence. In the event Seller has not satisfied its obligations under Section 11.03 within the time period therein stated, Buyer shall have no further obligation to pay the Seller the remainder of the Cash Purchase Price. All payments to the Seller shall be made by wire transfer to the Seller's account with First Bank, N.A., Minneapolis, Minnesota (account #1801-20586870, ABA #091000022) or to Seller's assignee according to such written instructions as are received by Buyer from Seller prior to the Closing Date.

     2.03 Post-Closing Adjustment. A refund of a portion of the Cash Purchase Price shall be made in an amount equal to the amount by which the sum of the book value of the accounts receivable (net of reserve for bad debt), inventory (net of reserve for obsolescence), and equipment (net of depreciation) (the "Adjustment Assets") included in the Assets on the Closing Date is less than the book value of those items shown on the Balance Sheet, as the term "Balance Sheet" is defined in Section 4.06. In order to determine the book value of the Adjustment Assets at the Closing Date, the Seller will provide to the Buyer, within 30 days of the Closing Date, a balance sheet for Colwell as of the Closing Date (the "Closing Date Balance Sheet") prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Balance Sheet. Within 30 days after delivery of the Closing Date Balance Sheet to the Buyer, the Buyer will deliver a written notice (the "Buyer's Notice") to the Seller, stating whether or not the Buyer objects to any of the information contained in the Closing Date Balance Sheet which would affect the calculation of the book value of the Adjustment Assets and, if the Buyer so objects, setting forth the Buyer's objections together with the reasons therefor with reasonable specificity. In reviewing the Closing Date Balance Sheet the Buyer may be assisted by such public accounting firm as it may select, and such public accounting firm shall have reasonable access to the books and records of the Seller, including without limitation the work papers of the accountants of the Seller, related to the preparation of the Closing Date Balance Sheet. If no objections are set forth in the Buyer's Notice or if no Buyer's Notice is delivered within 30 days after delivery of the Closing Date Balance Sheet to the Buyer, any objections to the Closing Date Balance Sheet will be deemed to have been waived. If the Buyer's Notice is timely delivered setting forth objections to the Closing Date Balance Sheet and such objections are not resolved by the Buyer and the Seller within 15 days after delivery of the Buyer's Notice to the Seller, either of these parties may submit all unresolved matters for resolution as soon as practicable thereafter to KPMG Peat Marwick (the "Accounting Firm"); each party hereby represents to the other that it has not retained the services of KPMG Peat Marwick within the 24 month period prior to the Closing Date, and each party covenants to the other that it will not retain or offer the services of KPMG Peat Marwick until any post-closing adjustment has been finally resolved. The determinations of the Accounting Firm as to all unresolved matters shall be final and binding on Buyer and Seller. Each of Buyer and Seller agrees to permit the other party and such other party's accounting firm and the Accounting Firm to have reasonable access during normal business hours to its books and records as they relate to Colwell, including, without limitation, the work papers of its accountants, and to have reasonable access to such party's representatives or its accountants, in connection with the preparation and review of the Closing Date Balance Sheet. The Seller will bear all costs and expenses of its auditors in connection with the preparation of the Closing Date Balance Sheet. The costs and expenses of the Accounting Firm will be borne by the party whose position with respect to the value of the Adjustment Assets, as first submitted to the Accounting Firm, is at greater variance from the actual amount of the Adjustment Assets as determined by the Accounting Firm. Within 10 business days of the final determination of the amount of the Adjustment Assets as described in this Section, the Seller, in the case of a determination that the Adjustment Assets as of the Closing Date were less than the aggregate book value of such items as set forth on the Balance Sheet, shall pay to the Buyer an amount equal to such shortfall, together with interest thereon computed from the Closing Date at a rate equal to the reference rate of First Bank, N.A., in immediately available funds. In the event that the final determination of the Adjustment Assets as of the Closing Date is greater than the book value of the Adjustment Assets as set forth on the Balance Sheet, the Buyer shall have no obligation to pay any amount to the Seller.

                                  ARTICLE III

                                    CLOSING
                                    -------

     3.01 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Deluxe Corporation, 3680 Victoria Street, North St. Paul, Minnesota at 10:00 a.m. on the first business day following the satisfaction of all conditions listed in Article
VIII. The date on which the Closing occurs is referred to herein as the "Closing Date," and the Closing shall be deemed effective as of 12:01 a.m. on the Closing Date.

     3.02 General Procedure. At the Closing each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article VIII hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement and all such documents instruments and materials shall be satisfactory in form and substance to counsel for the receiving party. The conveyance, transfer, assignment and delivery of the Assets shall be effected by Seller's execution and delivery to Buyer of a bill of sale substantially in the form attached hereto as Exhibit A (the "Bill of Sale"), an Assignment and Assumption Agreement with the Assumption Certificate attached thereto, all substantially in the form of Exhibit B (the "Assignment and Assumption Agreement"), and a transitional services and operations agreement substantially in the form attached hereto as Exhibit C (the "Transitional Services and Operations Agreement") and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall reasonably request (the Bill of Sale, the Assignment and Assumption Agreement, and the Transitional Services and Operations Agreement and the Real Estate Purchase Agreement substantially in the form of Exhibit D, and the instruments of conveyance, transfer, assignment or delivery required to be delivered under the Real Estate Purchase agreement, are hereby collectively referred to as the "Other Agreements").

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLER
                   ----------------------------------------

             Seller hereby represents and warrants to Buyer that:

     4.01 Incorporation and Corporate Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and in each jurisdiction in which Colwell is doing business and has all requisite corporate power and authority and all authorizations, licenses, permits and certifications necessary to carry on the business as now being conducted by Colwell and to own, lease and operate the Assets.

     4.02  [Omitted.]

     4.03 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the Other Agreements by Seller have been duly and validly authorized by the Board of Directors of Seller, and no other corporate action or authorization by Seller is necessary to authorize the consummation of the transactions contemplated by this Agreement or the Other Agreements. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms. As of the Closing, the Other Agreements will be duly executed and delivered by the Seller and will constitute the valid and binding obligations of the Seller, enforceable in accordance with their terms.

     4.04 Authority; No Breach. Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Other Agreements and to perform its obligations hereunder and under the Other Agreements. The execution, delivery and performance of this Agreement and the Other Agreements by Seller and the consummation of the transactions contemplated thereby will not (a) conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge, mortgage or other encumbrance (collectively "Liens"), under the provisions of the Articles of Incorporation or Bylaws of Seller or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller or the Assets are bound or affected, or (b) violate any law, statute, rule or regulation or order, judgment or decree to which Seller or the Assets are subject or cause the Assets to become subject, or cause the Buyer to become liable, to pay any tax (other than sales or use tax, if applicable). No consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required for the valid execution and delivery, by the Seller of this Agreement or other Agreements or any other agreement or instrument to be executed and delivered by the Seller hereunder or the consummation of the transactions contemplated hereunder or thereunder.

     4.05 [Omitted.]

     4.06 Financial Statements. Copies of (a) the unaudited balance sheet, as of June 30, 1996 (the "Balance Sheet Date") of Colwell (the "Balance Sheet") and the unaudited statements of earnings, shareholders' equity and cash flows of its business for the six-month period ended on the Balance Sheet Date (such statements and the Balance Sheet being herein referred to as the "Latest Financial Statements"), and (b) the unaudited balance sheets, as of December 31, 1995 of Colwell and the unaudited statements of earnings, shareholders' equity and cash flows of its business for the year then ended (collectively with the Latest Financial Statements, the "Financial Statements") are shown on Schedule I hereto. The Financial Statements are: (a) based upon the information pertaining to Colwell contained in the Seller's books of account, general ledgers, accounts payable and receivable, payroll records, tax returns and supporting schedules and fairly present the financial condition of its business as of the dates thereof and the results of operations for the periods referred to therein; (b) prepared in accordance with generally accepted accounting principles, subject to the exception that the Latest Financial Statements are subject to normal recurring year-end adjustments the effect of which will not, in the aggregate, be material, and the absence of notes; and (c) reflect the consistent application of accounting principles throughout the periods involved.

     4.07 Absence of Undisclosed Liabilities. With respect to the Assets or the operations of its business, Colwell has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted and regardless of whether such liabilities would have been required to be disclosed under GAAP) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) as reflected in the Balance Sheet or (ii) liabilities which have arisen after the Balance Sheet Date in the ordinary course of business (none of which is an uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

     4.08 [Omitted.]

     4.09 Absence of Certain Developments.  Since December 31, 1995 (or June
30, 1996, with respect to subsections (j), (k) or (p) of this Section 4.09), the Seller has not, with respect to Colwell:

     (a) borrowed any amount or issued any debt securities or incurred or become subject to any liability or obligation except (i) normal trade or business obligations or liabilities incurred in the ordinary course of business the performance of which will not, individually or in the aggregate, have a material adverse effect on the financial condition or the results of operations of Colwell; and (ii) liabilities or obligations under Contracts entered into in the ordinary course of business the performance of which will not individually or in the aggregate have a material adverse effect on the financial condition or the results of operations of Colwell;

     (b) subjected any of the Assets to any Lien except (i) Liens for taxes not yet due and payable, (ii) Liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like or (iii) Liens in respect of pledges or deposits under workers' compensation laws (the Liens referred to in the foregoing clauses (i), (ii) and (iii) being hereinafter referred to as "Permitted Liens");

     (c) discharged or satisfied any Lien or paid any liability other than current liabilities paid in the ordinary course of business;

     (d) sold, assigned, licensed or otherwise transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets of its business or canceled any debts or claims, in each case, except in the ordinary course of business;

     (e) sold, assigned, licensed or otherwise transferred any rights in or to the Colwell Technology, except in the ordinary course of business;

     (f) disclosed to any person, other than under non-disclosure agreements identified in Schedule 4.09(f) of the Disclosure Schedule attached hereto, any proprietary confidential information of its business or otherwise related to the Assets;

     (g) waived any debts owing to it or any other rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

     (h) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice;

     (i) suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it in connection with its business, whether or not covered by insurance;

     (j) made any change in the compensation arrangement or agreement with any employee (other than the adoption of retention bonus plan shown on Schedule J) or made or granted any increase in any employee benefit plan, or amended or terminated any existing employee benefit plan, or adopted any new employee benefit plan or made any commitment or incurred any liability to any labor organization;

     (k) terminated the employment of any key employee or received any notice of any impending resignation by any such person;

     (l) made any loans or advances to, or guarantees for the benefit of, any person;

     (m) made any modification, waiver, change, amendment, release, rescission, accord and satisfaction or termination of, or with respect to, any term, condition or provision of any Contract, other than in accordance with the terms thereof or in the usual and ordinary course of business and consistent with prior practice;

     (n) suffered any labor disputes or disturbances including, without limitations, the filing of any petition or charge of unfair labor practices with the National Labor Relations Board;

     (o) suffered any material adverse change in its business, operations, properties, assets or condition, or its relationships with its suppliers, customers or employees;

     (p) entered into or modified any compensation agreement or arrangement with any consultants;

     (q)  disposed of, abandoned or disclosed any Colwell Technology; or

     (r) entered into any contract, agreement, understanding or other commitment to do or undertake to do any of the foregoing.

     4.10 Title to Properties.

     (a) With the exception of the office facilities utilized by 30 Colwell employees in Shoreview, Minnesota, the real property described in Schedule E constitutes all of the real property used or occupied by Colwell (the "Real Property"). The Real Property is sufficient for the conduct of business as now conducted.

     (b) Seller owns good and marketable title to the Assets, including each of the tangible properties and tangible assets reflected on the Balance Sheet or acquired since the Balance Sheet Date, free and clear of all Liens.

     (c) The Schedules set forth a complete and accurate list of all the Assets (other than items with an original purchase price less than the minimum amount for capital asset treatment under the

Seller's or Colwell System, Inc.'s capitalization accounting policy in effect on the date of the purchase of the item (the Seller's current minimum amount is $2,000)), which constitute equipment (including computer equipment and related peripherals), machinery, motor vehicles, furniture, real property, fixtures and furnishings. All of the buildings, machinery, equipment and other tangible assets necessary for the conduct of Colwell's Business have been adequately maintained, and are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such Assets or other conditions relating thereto which, individually or in the aggregate, materially adversely affect their operation or value. Seller owns, or leases under valid leases, and is hereby selling or assigning to Buyer, all machinery, equipment and other tangible Assets necessary for the conduct of Colwell's business.

     (d) To the best of Seller's knowledge, Seller is not with respect to Colwell, in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the Real Property, and the Seller has not, with respect to Colwell, received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of the Real Property, except, in each case, with respect to violations of the potential consequences of which have not had and could not reasonably be expected to have a material adverse effect.

     4.11 Inventory. Subject to the reserve for inventory obsolescence shown on the Financial Statements, the Inventory consists of items of a quality and quantity usable and, with respect to finished goods only, salable at Colwell's normal profit in each case, in the ordinary course of its business. Subject also to the reserve for inventory obsolescence, the Inventory is not slow-moving as determined in accordance with past practices, or obsolete. No inventory is damaged, and all inventory is of merchantable quality. A materially complete and accurate summary of the Inventory as of June 30, 1996 is shown on Schedule B hereof.

     4.12 [Omitted.]

     4.13 Contracts and Commitments.

     (a) Except as described in Schedule 4.13 of the Disclosure Schedule, the Seller is not, with respect to Colwell, a party to, nor are the Assets bound by or subject to, any of the following agreements, whether oral or written: (i) collective bargaining agreements or contracts with any labor union; (ii) bonus, pension, profit sharing retirement or other forms of deferred compensation plans; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) contract for the employment of any officer individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (v) confidentiality agreement;
(vi) agreement or indenture relating to the borrowing of money or placing a Lien on any of the Assets; (vii) guaranty of any obligation for borrowed money or otherwise; (viii) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party; (ix) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal; (x) contract or group of related contracts for the purchase, licensing or sale of products or services (whether as licensor, licensee, buyer or seller); (xi) contract which prohibits Seller from freely engaging in business anywhere in the world; (xii) contract for the distribution of any products (including any distributor, value-added reseller, sales and original equipment manufacturer contract); (xiii) franchise agreement;
(xiv) license agreement or agreement providing for the payment or receipt of royalties or other compensation by or to Colwell; (xv) contract or commitment for capital expenditures in excess of $50,000; (xvi) agreement for the sale of any capital asset; or (xvii) other agreement which is not entered into in the ordinary course of business.

     (b) The Seller has performed all obligations required to be performed by it under all contracts and agreements to which it is a party that relate to the business of Colwell. To the knowledge of Seller, no such contract is in default and no condition or event exists or has occurred which, after notice or lapse of time or both, would constitute a default thereunder. None of such contracts contain provisions prohibiting the assignment thereof or providing that they shall or may be canceled, terminated or accelerated upon an assignment thereof. The contracts identified in Schedule C are all of the contracts that relate to Colwell's business. There are no renegotiations or requests or demands to renegotiate any such contracts. All of the contracts identified in Schedule C are terminable in accordance with their terms. The contracts identified in Schedule C for which Seller has not provided a written copy to Buyer are terminable without payment of any termination fees on no more than 30 days' advance written notice, except for contracts relating to Colwell's software alliance program, which contracts are substantially similar to the software alliance agreements copies of which have been provided by Seller to Buyer.

     4.14 Intellectual Property Rights.

     (a) Schedule 4.14 of the Disclosure Schedule describes all of the intellectual property, including without limitation, software, codes, trade names, trademarks, copyright registrations and copyrightable material, licensed, owned or otherwise used by the Seller in the conduct of Colwell's business or necessary to the conduct of Colwell's business as now conducted or planned to be conducted and, in the case of trade names and trademarks, the geographic territories where the trade names and trademarks have been used (the "Colwell Technology"). Seller owns and possesses all right, title and interest, or holds a valid license, in and to the Colwell Technology. Except for the SAS System for Windows and the font software from Bloc, all of Seller's rights in and to the Colwell Technology is transferrable and assignable to Buyer without payment of any transfer or license fees. Schedule 4.14 of the Disclosure Schedule also describes all rights in the Colwell Technology in favor of third parties, whether arising by license or otherwise. Seller has taken all necessary action to protect its rights in the Colwell Technology. No current or former consultant, contractor or developer employed or retained by Seller has any rights or interest in the Colwell Technology. Seller has not received any notice of, nor are there any facts known to Seller which indicate that any third party is infringing or misappropriating any of the Colwell Technology.

     (b) To the best of Seller's knowledge, neither the Colwell Technology nor any processes, method or operation employed by the Seller in Colwell's business, now or in the past, infringes upon any proprietary rights or intellectual property of any third party. There is not pending or to the best of Seller's knowledge, threatened, any claim against Seller contesting the right of Seller to use the Colwell Technology or engage in or employ any Colwell Technology in any fashion, there are no pending legal actions challenging the Seller's ownership of the Colwell Technology and there are no legal actions pending or, to the best of Seller's knowledge, threatened, with respect to the Colwell Technology, including without limitation "look and feel" contentions or other intellectual property claims. Except as set forth on Schedule 4.14 the Seller has not within the two year period prior to the Closing Date received any notice of infringement, misappropriation or conflict from any person or entity with respect to the Colwell Technology.

     4.15 Litigation. Except as described in Schedule 4.15, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Seller, threatened against Seller which would affect Colwell, or brought by Seller on behalf of Colwell against others, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no reasonable basis known to Seller for any of the foregoing. Seller has not received any opinion or legal advice to the effect that it is exposed from a legal standpoint to any liability or disadvantage that has had or could reasonably be expected to have a material adverse effect on Colwell.

     4.16 Warranties. There are no claims outstanding, pending or, to the best knowledge of Seller, threatened for breach of any warranty, maintenance or support obligations relating to any Colwell products or services. The description of Colwell's product and service warranties set forth in Schedule K is correct and complete. No Colwell products or services have been sold that are subject to any warranty or representation other than the warranty set forth on Schedule K. Seller is not aware of any warranty claims made or to be made against or with respect to any products or services of Colwell sold prior to the Latest Balance Sheet Date. The reserve for warranty claims on the Latest Balance Sheet is adequate to cover all warranty claims relating to product shipments prior to the date of the Latest Balance Sheet.

     4.17 Employees. (a) To the best knowledge of Seller, no employee of or consultant to Colwell has any plans to terminate his or her relationship with Colwell; (b) Seller has complied with all "Government Regulations" (as hereinafter defined) relating to the employment of labor in connection with Colwell's business, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) Seller has no labor relations problem pending in connection with Colwell's business, its labor relations in connection with Colwell's business are believed to be satisfactory and to the knowledge of Seller, there has been no activity to organize employees of Colwell by any labor union within the past two years; (d) there are no workers' compensation claims pending against Seller in connection with Colwell's business, nor is Seller aware of any facts that would give rise to such a claim; (e) to the best knowledge of Seller, no employee of or consultant to Colwell is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee or consultant to carry out fully all of his or her duties to Colwell; and (f) no employee, consultant, contractor or former employee, consultant or contractor of, to or for Colwell has any claim with respect to any Colwell Technology.

     4.18 Employee Benefit Plans. Schedule L summarizes all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by Seller for employees of Colwell. There are no unfunded liabilities, contested claims, or "prohibited transactions," as that term is defined in the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings issued thereunder, with respect to any such plans.

     4.19 Insurance. Schedule M lists each insurance policy (the "Insurance Policies") maintained by Seller with respect to the Assets and operations of Colwell.

     4.20 Compliance with Laws; Permits.

     (a) Except as described on Schedule 4.20(a), to the best of Seller's knowledge, it has, with respect to the business of Colwell and Colwell's agents and employees have, complied in all material respects with all applicable laws, regulations and other requirements ("Government Regulations"), including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to personal and credit data collection, use and distribution, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, which affect Colwell's business, the Assets or the Real Property and to which the Seller may be subject, and no claims filed against the Seller alleging a violation of any such Government Regulations, and to the Seller's knowledge, no conditions or events have occurred which would constitute a breach of any Government Regulations. Seller has no knowledge of any action, pending or threatened, to change the zoning or building ordinances or any other Government Regulations affecting the Assets, the Real Property or Colwell's business. Seller is not relying on any exemption from or deferral of any Government Regulation that would not be available to Buyer after it acquires the Assets.

     (b) Seller has, in full force and effect, all permits from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct the business of Colwell and own and operate Assets (the "Permits"). A true, correct and complete list of all the Permits is set forth in Schedule G. Seller has conducted Colwell's business in compliance with all material terms and conditions of the Permits.

     (c) In particular, but without limiting the generality of the foregoing, Seller has not, with respect to the business of Colwell, violated, and has no liability, and has not received a notice or charge asserting any violation of or liability under, the federal Occupational Safety and Health Act of 1970 or any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety in connection with its business.

     4.21 Environmental Matters.

     (a) Seller's operation of the business of Colwell has been in compliance in all material respects with, and Seller is not in violation of any applicable Government Regulations relating to environmental matters ("Environmental Laws"), including, but not limited to, matters related to air pollution, water pollution noise control, on-site or off-site hazardous substance (as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and including any other dangerous waste) handling, discharge, disposal or recovery, toxic or hazardous substances or materials (whether products or waste), asbestos, PCBs, employee safety, and transportation or shipping safety and no notice of violation of any Government Regulations have been received by Seller, nor is any such notice threatened. Seller has obtained all environmental Permits, temporary and otherwise, required for the lawful operation of the business of Colwell and all such Permits are in full force and effect and Seller has no reason to believe that any such Permits will be revoked, lapsed, or otherwise subject to modification upon or following the consummation of the transactions contemplated hereby.

     (b) Except as described on Schedule 4.21(b), to the best of Seller's knowledge, (i) no hazardous, dangerous or toxic materials have been illegally generated, contained, handled located, used, manufactured, processed, buried, incinerated, deposited, stored or released on, under or about any part of the Real Property, (ii) the Real Property and any improvements thereon, contain no asbestos, urea, formaldehyde, radon at levels above natural background, polychlorinated biphenyls (PCBs) or pesticides, and (iii) no above ground or underground storage or fuel tanks are located on, under or about the Real Property, or have been located on, under or about the Real Property and then subsequently been removed or filled. If any such tanks exist on, under or about the Real Property, such tanks have been duly registered with all appropriate governmental entities and are otherwise in compliance with all applicable Environmental Laws. The cost of completely removing the asbestos containing materials described on Schedule 4.21(b), if removal is required, will not exceed the estimated costs of such removal as specified on Schedule 4.21(b).

     (c) To the best of Seller's knowledge, no expenditure will be required in order for Buyer to comply with any Environmental Laws in connection with the operation or continued operation of Colwell's business on the Real Property in a manner consistent with the current operation thereof by Seller.

     (d) Seller, on behalf of itself and its successors and assigns, hereby waives, releases and agrees not to bring any claim, demand, cause of action or proceeding, including without limitation any cost recovery action, against Buyer under any Environmental Law in connection with the Buyer's purchase, ownership or operation of Colwell's business and the Assets to the extent any such claim, demand, cause of action or proceeding is attributable to any actions or inactions of Seller.

     4.22 Brokerage. No third party, other than Mr. Kenneth J. Chupita, shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller. Seller is solely responsible for any brokerage fee or commission that may be payable to Mr. Chupita.

     4.23 Miscellaneous.

     (a) Colwell's books and records are complete and correct, have been maintained in accordance with good business practice, and accurately reflect the basis for the financial condition and results of operations of Colwell as set forth in the Financial Statements; and

     (b) the Seller has paid all income, sales, use and other taxes of any kind or nature imposed or assessed by any federal, state or local governmental authority applicable to the Assets or to Colwell's business, income and operations and has filed all tax returns, including without limitation sales and use tax returns, required to be filed by Seller.

     4.24 Accounts Receivable. The accounts receivable reflected on the Balance Sheet and all accounts receivable of Colwell which arose thereafter are valid and arose out of bona fide transactions in the ordinary course of business. Any such accounts receivable not yet collected as of the Closing Date will be collectible (net of an allowance for doubtful accounts not exceeding as a percentage thereof the allowance for doubtful accounts as a percentage of accounts receivable shown on the Balance Sheet) within 120 days after the Closing Date. The accounts receivable reflected in the Balance Sheet and all accounts receivable arising after the date of the Balance Sheet are valid and arose out of bona fide transactions in the ordinary course of the business of Colwell. The accounts receivable aging report provided at Closing by the Seller pursuant to Section 8.01(m)(x) shall be a correct and complete statement as of the Closing of the amounts and aging of the accounts receivable transferred to the Buyer hereby.

     4.25 Employees. The names of current Colwell employees, their positions and present rates of compensation are shown on Schedule O.

     4.26 Customer Lists. During the twenty-four months preceding the date of this Agreement the Seller has provided copies of the Colwell customer list or portions of the information set forth therein only to the parties identified in
Schedule 4.26, and in each case subject to a written agreement prohibiting the disclosure of such information to others and prohibiting the use of such information by the recipient except in order to assist Colwell.

     4.27 Disclosure. No representation or warranty in this Agreement, any of the Schedules or Exhibits hereto, any of the documents delivered by or on behalf of Seller pursuant to Article VIII hereof, or any of the Financial Statements (collectively, the "Documents"), contain any untrue statement of a material fact. In making such representations and warranties Seller has not willfully and intentionally omitted any fact which is (a) necessary to make the statements herein or therein not misleading in the light of the circumstances in which they have been made, and (b) material to the business of Colwell as it is currently conducted.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

     Buyer hereby represents and warrants to Seller that:

     5.01 Incorporation and Corporate Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

     5.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

     5.03 No Breach. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any Lien upon any assets of Buyer or require any authorization, consent, approval exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or By-laws of Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer is bound or affected, or any Government Regulation to which Buyer is subject.

     5.04 [Omitted.]

     5.05 Brokerage. No third party, other than The Chicago Dearborn Company, shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer. The Buyer is solely responsible for any brokerage fee or commission that may be payable to The Chicago Dearborn Company.

                                  ARTICLE VI

                              COVENANTS OF SELLER
                              -------------------
                              PENDING THE CLOSING
                              -------------------

     6.01 Conduct of the Business. In connection with Colwell, Seller agrees to observe each item set forth in this Section 6.01 and agrees that, from the date hereof until the Closing Date, unless otherwise consented to by Buyer in writing:

     (a) The business of Colwell shall be conducted in accordance with past practice, and Seller shall not take any action with respect to Colwell except in the ordinary course of Colwell's business. Without limiting the generality of the foregoing, Seller shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 4.09;

     (b) Seller shall not, directly or indirectly, do or permit to occur any of the following insofar as they relate to Colwell's business or the Assets: (i) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (ii) delay or otherwise modify its practices with respect to the collection of accounts receivable, the payment of accounts payable or the purchase of inventory; or (vi) enter into any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 6.01 (b);

     (c) Seller shall (i) use its best efforts to preserve intact the organization and goodwill of Colwell, keep available the services of Colwell's employees as a group and maintain satisfactory relationships with licensor, suppliers, distributors, customers and others having business relationships with Colwell in connection with its business; (ii) confer on a regular and frequent basis with representatives of Buyer to report on operational matters and the general status of ongoing operations with respect to its business; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (iv) notify Buyer of any emergency or other change in the normal course of its business or in the operations of the properties of its business and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); and
(v) promptly notify Buyer in writing if Seller shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect.

     6.02 Access to Books and Records. Between the date hereof and the Closing Date, Seller shall afford to Buyer and its authorized representatives (the "Buyer's Representatives") full access at all reasonable times and upon reasonable notice to the offices, properties, records, financial records, employees and other items of Colwell and otherwise provide such assistance as is reasonably requested by Buyer in order that Buyer may have a full opportunity to make such investigation as it shall reasonably desire to make of its business and the Assets. In addition, Seller and its officers shall cooperate fully (including providing introductions where necessary) with Buyer to enable Buyer to contact such third parties, including customers, prospective customers, vendors or suppliers of Colwell, as Buyer deems reasonably necessary to complete its investigation; provided Buyer agrees not to initiate such contacts without the prior approval of Seller, which approval will not be unreasonably withheld.

     6.03 Regulatory Filings. If it has not already done so, Seller shall, as promptly as practicable after the execution of this Agreement, make or cause to be made all filings and submissions under any laws or regulations applicable to the consummation of the transactions contemplated herein. Seller will coordinate and cooperate with Buyer in facilitating such filings and provide such reasonable assistance as Buyer may request in connection with the foregoing.

     6.04 Conditions. Seller shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 8.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof.

     6.05 Exclusive Negotiations. The Seller will not solicit, entertain or engage in any discussions or negotiations with any third party related to a possible acquisition of any of the Assets (except for sales in the ordinary course of business) prior to the earlier to occur of October 31, 1996 or the termination of this Agreement pursuant to Section 9.01.

     6.06 Destruction of Certain Customer Lists. Immediately following the Closing the Seller shall destroy all copies, whether in electronic or tangible form, of customer lists, including names, addresses, buying patterns, etc., used by it in connection with the sale of products to healthcare professionals, other than a record of such information retained by Seller on its marketing data base for use by Buyer. Seller shall destroy such information contained on its marketing data base upon written notice from Buyer. Notwithstanding the foregoing, Seller shall have no obligation to destroy any information that relates to any customer of Colwell who has purchased products or services from another division of the Seller. The Seller shall promptly provide reasonable evidence to the Buyer that it has taken the actions required of it under this
Section 6.06.

     6.07 Real Estate Purchase Agreement. The Seller shall perform in a timely manner all of its obligations under the Real Estate Purchase Agreement.

     6.08 Consents to Assignment. Seller shall obtain with respect to any contract, lease or agreement of any kind to be sold or assigned to Buyer hereunder, a consent to assignment from any party from whom such consent is required under any such contract.

     6.09 Certain Software. At Seller's election, Seller shall obtain a license for the font software from Bloc, comparable in its terms and duration to the license Seller presently has from Bloc for use by Colwell, or Seller shall reimburse Buyer for the cost to Buyer of obtaining such a license.

                                  ARTICLE VII

                              COVENANTS OF BUYER
                              ------------------

     Buyer covenants and agrees with Seller as follows:

     7.01 Regulatory Filings. If it has not already done so, Buyer shall, as promptly as practicable after the execution of the Agreement, make or cause to be made all filings and submissions under any laws or regulations applicable to Buyer for the consummation of the transactions contemplated herein. Buyer will coordinate and cooperate in facilitating such filings and provide such reasonable assistance as Seller may request in connection with the foregoing.

     7.02 Conditions. Buyer shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 8.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof.

     7.03 Employees. Buyer shall extend offers of employment, on terms and conditions determined by and acceptable to Buyer in its sole discretion, to 95% of the Colwell employees actively and currently employed by Seller at the manufacturing plants located at the Real Property. Buyer does not agree to employ any specific employee of Seller.

     7.04 Real Estate Purchase Agreement. The Buyer shall perform in a timely manner all of its obligations under the Real Estate Purchase Agreement.

                                 ARTICLE VIII

                             CONDITIONS TO CLOSING
                             ---------------------

     8.01 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or waiver by Buyer, of the following conditions on or before the Closing Date:

     (a) The representations and warranties set forth in Article IV (other than the representations in Sections 4.09(a), 4.09(g), 4.09(o), 4.20(a), 4.21(a)) hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement, (without taking into account any disclosures by Seller of discoveries, events or occurrences arising on or after the date hereof), except that any representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true in all material respects on and as of such date;

     (b) The representations and warranties set forth in Sections 4.09(a), 4.09(g), 4.09(o), 4.20(a), 4.21(a) hereof shall be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement, (without taking into account any disclosures by Seller of discoveries, events or occurrences arising on or after the date hereof), except that any representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true in all respects on and as of such date;

     (c) Seller shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement;

     (d) Seller shall have satisfied all conditions to closing set out in the Real Estate Purchase Agreement;

     (e) Seller shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein do not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any Lien on any of the Assets pursuant to the provisions of any agreement, arrangements or undertaking of or affecting Colwell or the Assets, regardless of whether the same is assigned to Buyer pursuant hereto;

     (f) Seller shall have assigned to Buyer the Permits in Schedule G and Buyer shall, immediately after the Closing, be lawfully authorized to operate the business of Colwell under the Seller's Permits, or the Buyer shall have been issued permits similar to the Permits;

     (g) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

     (h) No withholding order shall have been issued by the Illinois Department of Revenue in response to the Buyer's filing of Form NUC-542-A.

     (i) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign: (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions; (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the Assets, or to compel Buyer or any of its subsidiaries to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its subsidiaries, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Other Agreements; or (iv) otherwise relating to and materially adversely affecting the value of the Assets or the business of Colwell;

     (j) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.01(g);

     (k) Buyer shall have received from counsel for Seller a written opinion in the form attached hereto as Exhibit E, dated as of the date of the Closing;

     (l)  Buyer and Seller shall have executed the Assumption Certificate; and

     (m)  Seller shall have delivered to Buyer all of the following:

               (i) executed copies of the Bill of Sale and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall have reasonably requested, including such instruments called for under the Real Estate Purchase Agreement;

               (ii) executed copies of the Assignment and Assumption Agreement and the Transitional Services and Operations Agreement;

               (iii) certificates of an officer of Seller satisfactory to Buyer, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

               (iv) copies of the third party and governmental consents and approvals referred to in subsections (d) and (e) above;

               (v) a copy of the text of the resolution adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement, along with a certificate executed on behalf of Seller, by its corporate secretary certifying to Buyer that such copy is a true, correct and complete copy of such resolution, and that such resolution was duly adopted and has not been amended or rescinded;

               (vi) incumbency certificates executed on behalf of Seller by its corporate secretary certifying the signature and office of each officer executing this Agreement or any of the Related Agreements;

               (vii)  the A/P Report;

               (viii) such other certificates, documents and instruments as Buyer reasonably requests to the transactions contemplated hereby;

               (ix) a report showing the aging, as of the Closing Date, of all accounts receivable being sold hereunder;

               (x)    a copy of all customer lists used by Colwell; and

               (xi)   a copy of each consent required by Section 6.08.

     8.02 Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by Seller, of the following conditions on or before the Closing Date:

     (a) The representations and warranties set forth in Article V hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement;

     (b) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement;

     (c) The conditions set forth in Sections 8.01(f), (g) and (h) shall have been satisfied;

     (d)  On the Closing Date, Buyer will have delivered to Seller:

               (i) a wire transfer in immediately available funds in the amount of the cash amount required to be paid at Closing under Section 2.02,

               (ii) a certificate of an officer of Buyer satisfactory to Seller, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied,

               (iii) executed copies of the Assignment and Assumption Agreement and the Transitional Services and Operations Agreement,

               (iv) a copy of the text of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement, along with a certificate executed on behalf of Buyer by its corporate secretary certifying to Seller that such copy is a true, correct and complete copy of such resolutions, and that such resolution was duly adopted and has not been amended or rescinded, and

               (v) an incumbency certificate executed on behalf of Buyer by an officer certifying the signature and office of each officer executing this Agreement or any of the Related Agreements.

                                  ARTICLE IX

                                  TERMINATION
                                  -----------

     9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

     (a)   by the mutual consent of Buyer and Seller;

     (b) by either Buyer or Seller if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representation, warranties and covenants set forth in this Agreement;

     (c) by either Buyer or Seller if the transactions contemplated hereby have not been consummated by October 31, 1996; provided that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 9.01(c) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby or if such party has not diligently taken all actions reasonable and necessary to enable it to deliver the items to be delivered by it under Section 9 of the Real Estate Purchase Agreement or to satisfy the conditions to closing to be satisfied by it under Sections 9 and 17 of the Real Estate Purchase Agreement.

     (d) by either Buyer or Seller if the Real Estate Purchase Agreement is terminated in accordance with its terms.

     9.02 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided in Section 9.01, this Agreement, except with respect to the provisions of Sections 11.01 and 11.02 and the non-disclosure agreement entered into by the parties, shall become void and there shall be no liability on the part of either Buyer or Seller or their respective stockholders, officers, or directors, except with respect to breaches of this Agreement that occur prior to the time of such termination.

                                   ARTICLE X

                                INDEMNIFICATION
                                ---------------

     10.01 General. Notwithstanding any investigation made by or on behalf of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Article IV and Article V and the covenants contained in
Article VI and Article VII hereof shall survive the Closing.

     (a) Subject to the limitations set forth in Section 10.2, Seller agrees to indemnify the Buyer with respect to, and hold the Buyer harmless from, any loss, liability or expense (including, but not limited to, reasonable legal fees and disbursements) which the Buyer may incur or suffer by reason of, or which results, arises out of or is based upon (i) the inaccuracy of any representation or warranty made by Seller in this Agreement, (ii) the failure of Seller to comply with any of its covenants under this Agreement, or (iii) any liability arising from Seller's ownership or operation of Colwell during the period prior to the Closing Date (other than the Assumed Liabilities).

     (b) Subject to the limitations set forth in Section 10.2 the Buyer agrees to indemnify Seller with respect to, and hold Seller harmless from, any loss, liability or expense (including, but not limited to, reasonable legal fees and disbursements) which Seller may incur or suffer by reason of, or which results, arises out of or is based upon (i) the inaccuracy of any representation or warranty made by the Buyer in this Agreement, (ii) the failure of the Buyer to comply with any of its covenants under this Agreement or (iii) any liability arising from Buyer's ownership or operation of Colwell during the period after the Closing Date (other than liabilities which Seller has retained or for which it is otherwise responsible by virtue of the other provisions of this Agreement including without limitation liability for a breach of a representation or warranty made herein).

     10.02  Conditions of Indemnification.

     (a) Seller's indemnification obligations under this Article X shall only become operative after, and to the extent that, the total amount of all claims for indemnification by Seller exceeds $300,000, except that claims resulting from (i) the inaccuracy of any representation or warranty contained in Section 4.01, 4.03, 4.04, 4.10, 4.15, 4.21, 4.22, or 4.23(b), (ii) any legal proceeding subject to the provisions of Section 10.4 hereof, or (iii) a breach of the provisions of Article VI, shall not be subject to such limitation.

     (b) Except with respect to (i) an indemnification claim arising from a willful or intentionally false representation or warranty of Seller, (ii) a claim based upon the inaccuracy of a representation or warranty contained in Section 4.01, 4.03, 4.04, 4.10, or 4.23(b), (iii) a claim arising out of any legal proceeding subject to the provisions of Section 10.4 hereof, (iv) a claim based on a breach by the Seller of any of its covenants under this Agreement, or (v) a claim made by the Buyer prior to eighteen (18) months after the Closing Date which is not resolved by that date, Seller's indemnification obligations shall terminate eighteen (18) months after the Closing Date. With respect to a claim under subsection (i) of this Section 10.2(b), or under Sections 4.01, 4.03, 4.04 or 4.10, Seller's indemnification obligation shall not terminate at any time; with respect to a claim under subsection (iii) of this Section 10.2(b) Seller's indemnification obligation shall terminate upon the expiration of the period of limitations for the third party claim giving rise to the proceeding under Section 10.4 hereof; with respect to a claim based on a breach by the Seller of its covenants under this Agreement, Seller's indemnification obligation shall terminate upon the expiration of the period of limitations for breach of contract as it relates to the covenant in issue; and with respect to a claim under Section 4.23(b), Seller's indemnification obligation shall terminate upon the expiration of the period for such claim under any applicable statute of limitations.

     (c) The liability of Seller under this Article X shall be limited in the aggregate to $61,500,000.

     (d) Except with respect to (i) an indemnification claim arising from a willful or intentionally false representation or warranty of the Buyer, (ii) a claim based upon inaccuracy of a representation or warranty contained in Article V, (iii) a claim arising out of any legal proceeding subject to the provisions of Section 10.4 hereof, (iv) a claim based on a breach by the Buyer of any of its covenants under this Agreement, or (v) a claim made by Seller prior to eighteen (18) months after the Closing Date which is not resolved by that date, the Buyer's indemnification obligations shall terminate eighteen (18) months after the Closing Date. With respect to a claim under subsection (i) of this
Section 10.2(d), Buyer's indemnification obligation shall not terminate at any time; with respect to a claim under subsection (iii) of this Section 10.2(d) Buyer's indemnification obligation shall terminate upon expiration of the period of limitations for the third party claim giving rise to the proceeding under
Section 10.4 hereof; and with respect to a claim based on a breach by Buyer of its covenants under this Agreement, Buyer's indemnification obligation shall terminate upon expiration of the period of limitations for breach of contract as it relates to the covenant in issue.

     (e) Buyer shall not be entitled to indemnification hereunder for any loss suffered or incurred by it as a consequence of a breach of the Seller's representations contained in Sections 4.06, 4.11 or 4.24, to the extent said losses are recovered by the Buyer by virtue of a refund of a portion of the Purchase Price under Sections 2.01(a) and 2.03 hereof.

     10.03 Indemnification Claims - Interest. Interest on any claim for indemnification pursuant to this Article X shall accrue at a rate equal to the reference rate as publicly announced from time to time by First Bank, N.A., Minneapolis, Minnesota, from the date the expense was incurred or suffered until the date the claim is satisfied by payment.

     10.04 Legal Proceedings. In the event the Buyer or Seller becomes involved in any legal, governmental or administrative proceeding which may be covered by this indemnification, or if any such proceeding is threatened or asserted, the indemnified party shall promptly notify the indemnifying party in writing and in full detail of the filing, or the threat or assertion of such a filing, and of the nature of any such proceeding (the "Indemnification Notice"); provided that the failure to give such Indemnification Notice to the indemnifying party shall not relieve the indemnifying party of any obligation that it may have to the indemnified party except to the extent that the indemnifying party shall have been materially prejudiced in its ability to defend the suit, action, claim, proceeding or investigation for which such indemnification is sought by reason of such failure.

     Upon receipt of an Indemnification Notice, the indemnifying party shall be entitled at its option and at its cost and expense to assume the defense of such suit, action, claim, proceeding or investigation with respect to which it is called upon to indemnify an indemnified party pursuant to this Article X; provided that, notice of the indemnifying party's intention to assume such defense shall be delivered by the indemnifying party to the indemnified party within a reasonable time in light of the circumstances after the indemnified party gives the indemnifying party an Indemnification Notice. In the event that the indemnifying party elects to assume the defense of such suit, action, claim, proceeding or investigation, as the case may be, the indemnifying party shall promptly retain counsel reasonably satisfactory to the indemnified party. The indemnified party shall have the right to employ its own counsel in any such suit, action, claim, proceeding or investigation, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless: (i) the employment of such counsel shall have been authorized by the indemnifying party;
(ii) the indemnifying party shall not within ten (10) days after receipt of an Indemnification Notice have retained counsel reasonably satisfactory to the indemnified party to take charge of the defense of such suit, action, claim, proceeding or investigation; (iii) the named parties to any such proceeding (including any impleaded parties) include both Seller and Buyer and representation of both parties by the same counsel would, in the reasonable judgment of the indemnified party, be inappropriate due to actual or potential differing interests between them; or (iv) the indemnified party shall have reasonably concluded that there may be one (1) or more legal defenses available to it which are different from or additional to those available to the indemnifying party, in which event, such fees and expenses shall be borne by the indemnifying party. In the event of (i), (ii),
(iii) or (iv) above, the indemnifying party shall not have the right to direct the defense of any suit, action, claim, proceeding or investigation on behalf of the indemnified party.

     If an indemnifying party elects to assume the defense of any suit, action, claim, proceeding or investigation, no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's written consent (which shall not be unreasonably withheld or unreasonably delayed). Notwithstanding the foregoing, if any indemnified party determines in good faith that there is a reasonable probability that an action may materially and adversely affect it other than as a result of monetary damages, such indemnified party may, by written notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such action, but the indemnifying party shall not be bound by any determination of an action so defended or have any liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld or unreasonably delayed).

     If the indemnifying party fails to give written notice to the indemnified party of its election to assume the defense of any suit, action, claim, proceeding or investigation for which it is called upon to indemnify an indemnified party pursuant to this Article X within twenty (20) days after the indemnified party gives the Indemnification Notice to the indemnifying party, the indemnifying party shall be bound by any determination made in such suit, action, claim, proceeding or investigation or compromise or settlement thereof effected by the indemnified party.

     10.05  Remedies Exclusive.  After Closing, indemnification under this
Article X shall provide to Seller and the Buyer the sole remedy for any breach of representations and warranties contained in Articles IV and V and any breach of covenants contained in Articles VI and VII.

     10.06 Arbitration. Any claim for indemnification under this Article X which is disputed by the indemnifying party shall be settled by binding arbitration in accordance with the following provisions of this Section 10.6, provided, however, that any party may seek injunctive relief or other equitable relief to preserve the status quo pending arbitration.

     (a) Either Seller or Buyer may submit any dispute which is subject to arbitration under this Section 10.6 by giving written notice to the other party. Within ten (10) business days after receipt of such notice by such other party, each party shall appoint one arbitrator and within ten (10) business days thereafter the two arbitrators so appointed shall select a third arbitrator. If either party shall fail to make such appointment within such 10-day period, the other party may request the American Arbitration Association to appoint the second arbitrator. The American

Arbitration Association may thereupon appoint the second arbitrator. If the two appointed arbitrators shall fail to select a third arbitrator within said 10-day period, Buyer and Seller shall mutually select the third arbitrator. If Buyer and Seller are unable to agree upon such selection, then either may, upon at least five (5) business days' prior written notice to the other party, request the American Arbitration Association to appoint the third arbitrator. The American Arbitration Association may thereupon appoint the third arbitrator. All arbitrators shall be experienced in corporate and financial matters and shall be impartial and unrelated, directly or indirectly, so far as employment of services is concerned, to any of the parties or any of their respective affiliates. The arbitration shall be conducted in Minneapolis, Minnesota, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as then in effect, except as otherwise provided in this Section 10.6.

     (b) The three arbitrators shall investigate the facts and shall hold hearings at which the parties may conduct limited discovery, present evidence and arguments, be represented by counsel, and conduct cross examination. The three arbitrators shall render a written decision on the matter presented to them by majority vote as soon as practicable after the appointment of the third arbitrator and in any event not more than forty-five (45) days after such appointment. The decision of the arbitrators, which may include equitable relief but shall not include any award of punitive or exemplary damages, shall be final and binding on the parties hereto, and judgment upon the decision may be entered in any court having jurisdiction thereof. If the three arbitrators shall fail to render a decision within said 45-day period, either party may institute such action or proceeding in such court as shall be appropriate in the circumstances and, upon the institution of such action, the arbitration proceeding shall be terminated and shall be of no further force and effect. The arbitrators will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyer submits a claim for $1,000, and if Seller contests only $500 of the amount claimed by Buyer, and if the arbitrators ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 / 500) to Seller and 40% (i.e. 200 / 500) to Buyer. In resolving any dispute, the arbitrators shall apply the provisions of this Agreement, without varying therefrom in any respect. The arbitrators shall not have the power to add to, modify or change any of the provisions of this Agreement.

                                  ARTICLE XI

                            POST-CLOSING COVENANTS
                            ----------------------

     11.01 Non-Competition.
           ---------------

     (a) Seller agrees that for a period of three years, commencing on the Closing Date, it will not, directly or indirectly as an owner, partner, co-venturer, manager or otherwise sell, market, or distribute anywhere in the United States or Canada, any medical, dental or healthcare forms, supplies or other products (a "Covered Product") of the sort that it has, through Colwell, sold during the three years preceding the date hereof. The Seller will not be deemed to be in breach hereof if it sells any Covered Product if (i) the Covered Product was actively sold by a division or subsidiary of the Seller, other than Colwell, prior to the date hereof, and (ii) the Seller does not, in connection with any such sales, tailor its marketing of such products to dentists, physicians or other healthcare professionals. The Seller agrees that if it sells any business that sells a Covered Product it will require the purchaser to observe the obligations of the Seller hereunder with respect to that Covered Product, and that such requirement will be set out in a written agreement that expressly provides that it may be enforced by the Buyer. The foregoing shall not preclude the ownership by the Seller of a debt or equity interest in a business organization in an amount which does not exceed 5 percent of the outstanding debt or equity interests in such organization, as long as the Seller does not exercise operating authority over such organization.

     (b) In the event of breach by any Seller of Section 11.01(a), the Buyer may, in addition to any other rights or remedies existing in its favor, apply to any court of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent violations of Section 11.01(a). In the event of an alleged breach or violation of any of the provisions of
Section 11.01(a), the three-year period described therein shall be tolled until such alleged breach or violation is resolved.

     11.02 Non-Solicitation, etc.
           ----------------------

     (a) Seller agrees that for a period commencing on the date hereof and continuing for two years in the case of the persons identified in Schedule R as Shoreview or Champaign Management personnel, and one year in the case of any other employee, it will not solicit to hire or hire any person employed by the Buyer or any of Buyer's corporate affiliates in any capacity in connection with the business of Colwell as conducted by Buyer or Buyer's affiliates. Seller shall not be deemed to be in breach of this provision if it hires any person after such person's employment has been terminated by Buyer or Buyer's affiliates, provided that Seller has not solicited the hire of such person prior to the termination of his employment by Buyer or Buyer's affiliates.

     (b) Buyer agrees that for a period commencing on the date hereof and continuing until the earlier of 180 days after the Closing Date or the date on which the Georgia press is removed from the Colwell facility in Champaign, Illinois, it will not solicit to hire or hire any person who works on the Georgia press who is employed by the Seller or any of Seller's corporate affiliates. Buyer shall not be deemed to be in breach of this provision if it hires any person after such person's employment has been terminated by the Seller of Seller's affiliates, provided that Buyer has not solicited the hire of such person prior to termination of his employment by Seller or Seller's affiliates.

     (c) In the event of breach by Seller of Section 11.02(a), the Buyer may, in addition to any other rights or remedies existing in its favor, apply to any court of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent violations of Section 11.02(a). In the event of an alleged breach or violation of any of the provisions of Section 11.02(a), the periods described therein shall be tolled until such alleged breach or violation is resolved.

     (d) In the event of breach by Buyer of Section 11.02(b), the Seller may, in addition to any other rights or remedies existing in its favor, apply to any court of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent violations of Section 11.02(b).

     11.03 Delivery of Audited Financial Statements. On or before the sixty-fifth day following the Closing Date the Seller shall deliver to Buyer either
(a) audited financial statements for the two years ended December 31, 1995 and December 31, 1994 and comparative unaudited financial statements for Colwell for the six-month periods ended June 30, 1996 and June 30, 1995, or (b) audited financial statements consisting of a statement of assets and liabilities acquired, as of December 31, 1994 and December 31, 1995, a statement of revenues and direct expenses for the two years ended December 31, 1995, and comparative unaudited financial statements for Colwell for the six-month periods ended June 30, 1996 and June 30, 1995. In this connection, the Buyer shall use its best efforts to secure authorization from the Securities and Exchange Commission to satisfy the requirements of Rule 3-05 by providing the financial statements described in (b). If the Securities and Exchange Commission authorizes the Buyer to provide the financial statements described in (b), then the Seller shall deliver those financial statements; otherwise the Seller shall deliver the financial statements described in (a). Buyer shall promptly inform Seller whether the Securities and Exchange Commission will accept the same. All such financial statements shall be sufficient to meet the requirements of Rule 3-05 of Regulation S-X of the Securities and Exchange Commission, and shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis. The delivery of such financial statements, accompanied by a report of independent auditors manually signed by Deloitte & Touche (or any other Big Six accounting firm) with respect to all December 31, 1995 and December 31, 1994 statements, and a statement signed by the chief financial officer of the Seller with respect to the 1996 and 1995 six-month financial statements to the effect that the six-month financial statements present fairly, in all material respects, the financial position and results of operations of Colwell in conformity with generally accepted accounting principles, shall be deemed to constitute timely completion by the Seller of its obligation under this Section 11.03. The Seller acknowledges that the Buyer requires such financial statements in connection with filings it is required to make with the Securities and Exchange Commission, and that the Buyer will suffer substantial damage in the event of a failure by the Seller to perform to obligations under this Section.


                                  ARTICLE XII

                                 MISCELLANEOUS
                                 -------------

     12.01 Press Releases and Announcements. Prior to the Closing Date, neither party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of Seller without prior approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure.

     12.02 Expenses. Seller and Buyer will pay all of their own expenses (including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

     12.03 Further Assurances. Seller agrees that, on and after the Closing Date, it shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting Buyer in possession and operating control of Colwell, and the Assets.

     12.04 Books and Records. Buyer and Seller agree that so long as any books, records and files retained by Seller relating to the business of Colwell, or the books, records and files delivered to the control of Buyer pursuant to this Agreement to the extent they relate to the operations of Colwell prior to the Closing Date, remain in existence and available, each party (as its expense) shall have the right upon prior notice to inspect and to make copies of the same at any time during business hours for any proper purpose. Buyer and Seller shall use reasonable efforts not to destroy or allow the destruction of any such books, records and files without first offering in writing to deliver them to the other.

     12.05 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any right or obligations of any person under or by reason of this Agreement.

     12.06 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provision of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:


Notices to Buyer:                       with a copy to:
----------------                        --------------
Patterson Dental Company                Briggs & Morgan
1031 Mendota Heights Road               2200 First National Bank Building
St. Paul, MN 55120                      St. Paul, MN 55101
Attention:                              Attention:  James A. Vose
Telecopy: (612)                         Telecopy:  (612) 223-6450


Notices to Seller:                      with a copy to:
-----------------                       --------------

Deluxe Corporation                      Deluxe Corporation
1005 E. Woodmen Road                    3680 Victoria Street North
Colorado Springs, Co  80920             St. Paul, MN  55126
Attention:  Lawrence J. Mosner          Attention:  Stephen L. Peterson
Telecopy:  (709) 531-2283               Telecopy:  (612) 787-2749

     12.07 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party, except to an affiliate of such party, without the prior written consent of the other party.

     12.08 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     12.09 Complete Agreement. This Agreement and Other Agreements, and the Non-disclosure Agreement entered into by the parties on June 27, 1996, contain the complete agreement between the parties with respect to the subject matter thereof, and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter thereof in any way.

     12.10 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

     12.11 Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

     12.12 Buyer's Investigation. Notwithstanding any investigation or other due diligence heretofore conducted by the Buyer or its affiliates or agents, the Seller agrees that the Buyer is entering into this transaction in reliance on the representations and warranties of the Seller set forth in this Agreement, which reliance the Seller acknowledges is intended and justified.

     12.13 Rights of Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties hereto and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

     12.14 Binding Effect; Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        PATTERSON DENTAL COMPANY

                                        By: /s/ Ronald E. Ezerski
                                           --------------------------------
                                              Its Vice President
                                                 --------------------------

                                      DELUXE CORPORATION


                                      By: /s/ Stephen L. Peterson
                                         --------------------------------
                                           Its Vice President
                                               --------------------------